Exhibit 99.1

Selective Reports First Quarter 2017 Net Income per Diluted Share of $0.85 and Operating Income1 per Diluted Share of $0.86

Strong Underwriting Results with Statutory Combined Ratio of 89.7%

In the first quarter of 2017:

•	Net premiums written grew 6%
•	GAAP combined ratio was 91.2%
•	Statutory combined ratio was 89.7%
•	After-tax net investment income was $27.5 million
•	Annualized return on average equity (“ROE”) was 12.9% and operating ROE[1] was 13.1%

Branchville, NJ – April 26, 2017 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the first quarter ended March 31, 2017. Net income per diluted share was $0.85, compared to $0.63 a year ago, and operating income1 per diluted share was $0.86, compared to $0.66 a year ago.

“We are very proud of the quarter’s financial results, which reflect continued momentum from our record levels of profitability in 2016. Our consolidated statutory combined ratio was 89.7% and annualized operating ROE was 13.1%,” said Gregory E. Murphy, Chairman and Chief Executive Officer. “We continue to grow new business and are successfully balancing rate increases with retention on a very granular level. Net premiums written grew 6%, benefiting from standard commercial lines renewal pure price increases averaging 3.0% in the quarter, strong retention rates, and new business opportunities.”

Mr. Murphy continued, “We are off to a strong start in 2017 and will continue to execute on our strategy of disciplined, profitable growth. We remain focused on enhancing what truly distinguishes Selective in the marketplace – our relationships with “ivy-league” distribution partners, sophisticated underwriting tools and technologies, and the superior experience we provide to our customers and agents through our best-in-class employees.”

Operating Highlights

Consolidated Financial Results $ in millions, except per share data	Quarter Ended March 31,		Change
	2017	2016
Net premiums written	$598.7	$565.4	6%
Net premiums earned	$560.9	$522.5	7%
Net investment income earned	$37.4	$30.8	22%
Net realized (losses), pre-tax	$(1.0)	$(2.7)	61%
Total revenues	$600.5	$551.5	9%
Net underwriting income, after-tax	$32.0	$26.6	20%
Net investment income, after-tax	$27.5	$23.6	17%
Net income	$50.4	$37.0	36%
Operating income[1]	$51.1	$38.8	32%
GAAP combined ratio	91.2%	92.2%	(1.0) pts
Statutory combined ratio	89.7%	90.7%	(1.0) pts
Catastrophe losses	2.2 pts	2.8 pts	(0.6) pts
Non-catastrophe property losses	12.7 pts	12.7 pts	-
(Favorable) prior year statutory reserve development on casualty lines	(2.6) pts	(3.3) pts	0.7 pts
Net income per diluted share	$0.85	$0.63	35%
Operating income per diluted share[1]	$0.86	$0.66	30%
Weighted average diluted shares	59.1M	58.5M	1%
Book value per share	$27.34	$25.61	7%

Standard Commercial Lines

Standard Commercial Lines premiums, which represent 81% of total first quarter 2017 net premiums written, were up 6% compared to the first quarter of 2016. The growth reflects strong renewal pure price increases of 3.0%, retention of 85%, and a 2% increase in new business to $89.5 million. The quarter’s statutory combined ratio was 88.3%, which compares favorably to 89.7% a year ago and reflects a 0.9 point reduction in the expense ratio and a 1.3 point reduction in catastrophe losses. These benefits were partially offset by a lower level of favorable casualty reserve development of 3.7 points.

Standard Commercial Lines $ in millions, statutory results	Quarter Ended March 31,		Change
	2017	2016
Net premiums written	$483.5	$455.1	6%
Net premiums earned	$438.4	$402.9	9%
GAAP combined ratio	90.3%	92.3%	(2.0) pts
Statutory loss & loss expense ratio	55.1%	55.2%	(0.1) pts
Statutory underwriting expense ratio	33.2%	34.1%	(0.9) pts
Statutory dividends to policyholders ratio	-	0.4%	(0.4) pts
Statutory combined ratio	88.3%	89.7%	(1.4) pts
Catastrophe losses	1.6 pts	2.9 pts	(1.3) pts
(Favorable) prior year statutory reserve development on casualty lines	(3.7) pts	(4.5) pts	0.8 pts

Standard Personal Lines

Standard Personal Lines premiums, which represent 11% of total first quarter 2017 net premiums written, increased 4% in first quarter 2017 compared to the first quarter of 2016, largely driven by a 55% increase in new business to $11.4 million. The statutory combined ratio in the first quarter for Standard Personal Lines was 93.9%, a 3.3 point increase from the same period last year. Catastrophe losses were 5.5 points in the first quarter of 2017 compared to 3.2 points in the first quarter last year. In addition, adverse prior year casualty reserve development added 2.8 points to the combined ratio while there was no prior year casualty reserve development in the first quarter last year. These impacts were partially offset by a reduction in the expense ratio of 2.4 points driven by lower direct commissions and other underwriting expense initiatives.

Standard Personal Lines $ in millions, statutory results	Quarter Ended March 31,		Change
	2017	2016
Net premiums written	$64.7	$62.0	4%
Net premiums earned	$71.2	$70.2	1%
GAAP combined ratio	92.8%	87.7%	5.1 pts
Statutory loss & loss expense ratio	62.2%	56.5%	5.7 pts
Statutory underwriting expense ratio	31.7%	34.1%	(2.4) pts
Statutory combined ratio	93.9%	90.6%	3.3 pts
Catastrophe losses	5.5 pts	3.2 pts	2.3 pts
Unfavorable prior year statutory reserve development on casualty lines	2.8 pts	-	2.8 pts

Excess and Surplus Lines

Excess and Surplus Lines premiums, which account for 8% of total first quarter 2017 net premiums written, increased by 4% in first quarter 2017. The principal drivers of net premiums written growth were a 7.1% overall price increase coupled with a 6% increase in new business. The statutory combined ratio for the first quarter was 95.9%, down 2.5 points from a year ago primarily due to non-catastrophe property losses that were lower by 2.8 points and no prior year casualty reserve development, which was 2.0 points unfavorable a year ago. These improvements were partially offset by catastrophe losses that were 1.7 points higher than last year. We continue to focus our efforts to improve margins by shifting our mix of business, improving claims outcomes, and implementing more aggressive price increases in challenged classes.

Excess and Surplus Lines $ in millions, statutory results	Quarter Ended March 31,		Change
	2017	2016
Net premiums written	$50.5	$48.3	4%
Net premiums earned	$51.2	$49.4	4%
GAAP combined ratio	96.9%	97.1%	(0.2) pts
Statutory loss & loss expense ratio	61.8%	68.9%	(7.1) pts
Statutory underwriting expense ratio	34.1%	29.5%	4.6 pts
Statutory combined ratio	95.9%	98.4%	(2.5) pts
Catastrophe losses	2.7 pts	1.0 pts	1.7 pts
Unfavorable prior year statutory reserve development on casualty lines	-	2.0 pts	(2.0) pts

Investment Income

After-tax investment income in the first quarter was $27 million, up 17% compared to a year ago. The improvement was driven by higher yields on our core fixed income portfolio coupled with an increasing invested asset base from cash flows from operations. In addition, our alternative investment portfolio generated $1.6 million in pre-tax income compared to a $1.1 million loss in the first quarter of 2016. After-tax new money yields averaged 2.1% during the quarter.

Investments $ in millions, except per share data	Quarter Ended March 31,		Change
	2017	2016
Net investment income earned, after-tax	$27.5	$23.6	17%
Net investment income per share	$0.46	$0.40	15%
Effective tax rate	26.6%	23.4%	3.2 pts
Average yields:
Fixed Income Securities:
Pre-tax	3.0%	2.7%	0.3 pts
After-tax	2.2%	2.0%	0.2 pts
Portfolio:
Pre-tax	2.8%	2.4%	0.4 pts
After-tax	2.0%	1.8%	0.2 pts

Balance Sheet

Balance Sheet $ in millions, except per share data	March 31,	December 31,	Change
	2017	2016
Total assets	$7,404.1	$7,355.8	1%
Total investments	$5,460.8	$5,364.9	2%
Debt	$438.8	$438.7	-
Stockholders’ equity	$1,592.6	$1,531.4	4%
Invested assets per dollar of stockholders’ equity	3.43	3.50	(2)%
Statutory surplus	$1,622.3	$1,583.8	2%
Book value per share	$27.34	$26.42	3%

The increase in book value per share reflects net income and unrealized gains on our investment portfolio, partially offset by dividends to shareholders.

Selective’s Board of Directors declared a $0.16 per share quarterly cash dividend on common stock that is payable June 1, 2017, to stockholders of record as of May 15, 2017.

Guidance

After one quarter of better than expected results, we are maintaining our full-year expectations as follows:

•	A statutory combined ratio excluding catastrophe losses of 90.5%. This assumes no additional prior year reserve development;
•	Catastrophe losses of 3.5 points;
•	After-tax investment income of $110 million; and
•	Weighted average shares outstanding of 59.2 million.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investors page of Selective’s website at www.Selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on Thursday, April 27, 2017 at www.Selective.com. The webcast will be available for rebroadcast until the close of business on May 30, 2017.

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.Selective.com.

1Reconciliation of Net Income to Operating Income and Certain Other Non-GAAP Measures

Operating income, operating earnings per share, and operating return on equity differ from net income, earnings per share, and return on equity, respectively, by the exclusion of after-tax net realized gains and losses on investments and the results of discontinued operations, if any. They are used as important financial measures by management, analysts, and investors, because the realization of net investment gains and losses in any given period is largely discretionary as to timing. In addition, these net realized investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. These operating measurements are not intended as a substitute for net income, earnings per share, or return on equity prepared in accordance with U.S. generally accepted accounting principles (GAAP). Reconciliations of net income, earnings per share, and return on equity to operating income, operating earnings per share, and operating return on equity, respectively, are provided in the tables below. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Note: All amounts included in this release exclude intercompany transactions.

Reconciliation of Net Income to Operating Income

$ in millions	Quarter Ended March 31,
	2017	2016
Net income	$50.4	$37.0
Exclude: Net realized losses	$1.0	$2.7
Exclude: Tax on net realized losses	$(0.3)	$(0.9)
Operating income	$51.1	$38.8

Reconciliation of Net Income per Diluted Share to Operating Income per Diluted Share

	Quarter Ended March 31,
	2017	2016
Net income per diluted share	$0.85	$0.63
Exclude: Net realized losses	$0.02	$0.05
Exclude: Tax on net realized losses	$(0.01)	$(0.02)
Operating income per diluted share	$0.86	$0.66

Reconciliation of ROE and Operating ROE

	Quarter Ended March 31,
	2017	2016
Return on Average Equity	12.9%	10.3%
Exclude: Net realized losses	0.3%	0.8%
Exclude: Tax on net realized losses	(0.1)%	(0.3)%
Operating Return on Average Equity	13.1%	10.8%

Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These statements relate to our intentions, beliefs, projections, estimations, or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct. We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted, or estimated by us in forward-looking statements, include, but are not limited to:

•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and, therefore, statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•	the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods, and fires;
•	adverse market, governmental, regulatory, legal, or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•	changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;
•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investors page of Selective’s website, www.Selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Investor Contact:	Media Contact:
Rohan Pai	Jamie M. Beal
973-948-1364	973-948-1234
Rohan.Pai@Selective.com	Jamie.Beal@Selective.com

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

www.Selective.com